Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
IAHC Bermuda, Ltd.	Bermuda
INTL Assets, Inc.	Florida
INTL Commodities, Inc.	Delaware
INTL Global Currencies Limited	United Kingdom
INTL Holding (U.K.) Limited	United Kingdom
INTL Trading, Inc.	Florida
INTL Capital Limited	Dubai, United Arab Emirates
INTL Commodities Mexico S de RL de CV	Mexico
INTL Asia Pte. Ltd	Singapore
INTL Commodities DMCC	Dubai, United Arab Emirates
INTL Netherlands B.V.	The Netherlands
INTL Capital and Treasury Global Services Ltd.	Nigeria
INTL Global Currencies (Asia) Ltd.	Hong Kong
INTL Capital S.A.	Argentina
INTL Sieramet LLC	Delaware
Gainvest S.A. Sociedad Gerente de Fondos Comunes de Inversion	Argentina
INTL Gainvest Capital Assessoria Financeira Ltda. (formerly Gainvest do Brasil Ltda.)	Brazil
Gainvest Uruguay Asset Management S.A.	Uruguay
INTL Gainvest Asset Management Ltd.	British Virgin Islands
Gainvest Securities Uruguay S.A.	Uruguay
Cia. Inversora Bursatil S.A. Soc. De Bolsa	Argentina
FCStone Group, Inc.	Iowa
FCC Futures, Inc.	Iowa
FCC Investments, Inc.	Iowa
FCStone, LLC	Iowa
FCStone Advisory, Inc.	Iowa
FCStone Carbon, LLC	Iowa
FCStone do Brazil, Ltda	Brazil
FCStone Canada ULC	Nova Scotia, Canada
FCStone Financial, Inc.	Iowa
FCStone Forex, LLC	Iowa
FCStone Information, LLC	Iowa
FCStone International, LLC	Iowa
FCStone Investments, Inc.	Iowa
FCStone Trading, LLC	Iowa
FCStone Merchant Services, LLC	Delaware
Westown Commodities, LLC	Iowa
Agora X, LLC	Delaware
FCStone Australia Pty. Ltd.	Australia
FCStone Commodities Services (Europe), Ltd.	Ireland